						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jun 29,		Mar 30,		Jul 1,
	2024		2024		2023
Operating income, as reported		$113,874		$74,628		$142,487
Restructuring and impairment charges		20,257		11,038		23,094
Accelerated stock-based compensation (1)	+	892	+	—	+	—
Adjusted operating income		135,023		85,666		165,581
	÷	3	x	2	÷	3
		45,008				55,194
	x	4			x	4
Adjusted annualized operating income		$180,032		$171,332		$220,776
Adjusted effective tax rate	x	16%	x	15%	x	13%
Tax impact		$28,805		$25,700		$28,701
Adjusted operating income (tax-effected)		$151,227		$145,632		$192,075

Average invested capital		$1,454,871		$1,478,062		$1,423,003

ROIC		10.4%		9.9%		13.5%
WACC		8.2%		8.2%		9.0%
Economic Return		2.2%		1.7%		4.5%

	June 29,	March 30,	December 30,	September 30,
	2024	2024	2023	2023
Equity	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	31,923	33,915	35,989	38,552
Less: Cash and cash equivalents	(269,868)	(265,053)	(231,982)	(256,233)
	$1,385,295	$1,474,894	$1,523,171	$1,436,122

	July 1,	April 1,	December 31,	October 1,
	2023	2023	2022	2022
Equity	$1,184,362	$1,182,382	$1,150,259	$1,095,731
Plus:
Debt and finance lease obligations - current	304,781	294,011	329,076	273,971
Operating lease obligations - current (2)	8,772	8,358	8,878	7,948
Debt and finance lease obligations - long-term	187,468	188,730	187,272	187,776
Operating lease obligations - long-term	40,515	31,257	32,149	33,628
Less: Cash and cash equivalents	(252,965)	(269,664)	(247,880)	(274,805)
	$1,472,933	$1,435,074	$1,459,754	$1,324,249

(1)	During the three and nine months ended June 29, 2024, $0.9 million of accelerated stock-based compensation expense was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.